Exhibit 23.1

The reverse stock split as described in Note 12 to the financial statements has not been consummated at May 8, 2017. When it has been consummated, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

May 8, 2017

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-217285) of G1 Therapeutics, Inc. of our report dated February 9, 2017, except for the effects of the reverse stock split described in Note 12, as to which the date is                     , relating to the financial statements, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Raleigh, North Carolina”